Exhibit 99.1

Delta Apparel Reports Second Quarter Fiscal 2023 Results

Record Sales Pace and Double-Digit Growth at Salt Life and DTG2Go Continue

May 4, 2023, DULUTH, GA. --(BUSINESS WIRE)-- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear, lifestyle apparel, and on-demand digital print strategies, today announced financial results for its fiscal year 2023 second quarter ended April 1, 2023.

Chairman and Chief Executive Officer Robert W. Humphreys commented, “Our second quarter performance highlights the durability and inherent advantages in our multi-market strategy during uneven demand cycles. We achieved double-digit sales growth across three of our five go-to-market channels and saw strength in areas where we provide decorated ‘consumer ready’ products directly to end-users or close to the point-of-sale.

Our Salt Life business continues to capitalize on the growing popularity of its lifestyle brand domestically and internationally, achieving both record sales and profitability during the quarter. The growth at Salt Life included double-digit increases across its branded retail and eCommerce channels as well as healthy growth at wholesale.  Salt Life also expanded the scope of its license portfolio through a new partnership in the multi-billion-dollar home furnishings market that we expect to generate significant future royalty revenue.

Our DTG2Go business also continued its high growth trend during the quarter with nearly 20% topline expansion over the prior year.  We continue to see a multi-decade growth runway in digital print as players in the traditional decorated apparel markets increasingly recognize its speed-to-customer and other advantages. The benefits of on-demand strategies in reducing inventory investment are even more apparent in the current high interest rate environment.

The apparel markets remain dynamic. As expected, our Delta Direct and Global Brands channels were impacted by the well-publicized high inventory levels and associated slower demand in the supply chains they serve, while our Retail Direct channel saw double-digit sales growth in the quarter.

Mr. Humphreys concluded, “We remain keenly focused on managing our working capital, reducing inventory and debt levels, and leveraging the many opportunities across our business to provide higher-margin and quicker-turn ‘consumer ready’ products. Executing on these initiatives and working through the remainder of last year’s high-price cotton inventory sets the stage for improved operating results as we move through the second half of our fiscal year and positions us to capitalize on accelerations in demand.”

For the second quarter ended April 1, 2023:

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Net sales were $110.3 million compared to prior year second quarter net sales of $131.7 million. Salt Life Group segment net sales grew over 16% to $19.0 million from prior year second quarter net sales of $16.4 million.  Net sales in the Delta Group segment were $91.3 million compared to $115.3 million in the prior year second quarter.

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Gross margins were 14.7% compared to 25.5% in the prior year, driven by production curtailments intended to match manufacturing output with market demand as well as inflationary cotton and other raw material costs.

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Selling, general, and administrative expenses (SG&A) were $19.3 million, or 17.5% of sales, compared to $19.7 million, or 15.0% of sales, in the prior year second quarter. The increase in SG&A as a percentage of sales was driven by the further expansion of Salt Life’s branded retail store footprint and the deleveraging effect of overall lower sales relative to the prior year period.

●	Operating income declined year-over-year from $14.3 million, or 10.9% of sales, to an operating loss of $5.4 million, or (4.9%) of sales.

●	Net income declined from $10.1 million, or $1.44 per diluted share, to a loss of $7.0 million, or ($1.00) per diluted share.

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Net inventory as of April 1, 2023, was $243.2 million, a sequential decrease of $15.7 million from December 2022 and a year-over-year increase of $45.5 million from March 2022. The decrease from December 2022 stemmed primarily from efforts to manage inventory levels through production curtailments intended to match manufacturing output with demand.

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Total net debt, including capital lease financing and cash on hand, was $194.3 million as of April 1, 2023, an increase of $9.1 million from December 2022 and $40.9 million from March 2022. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $12.8 million as of April 1, 2023, a decrease of $14.4 million from December 2022 and $22.4 million from March 2022, with the decrease from December 2022 principally driven by investments in the business to support working capital needs.

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The Company spent approximately $2.0 million on capital expenditures during the second quarter compared to $10.5 million during the prior year second quarter, with the expenditures focused on Salt Life retail store build-outs as well as facility, information technology and manufacturing enhancements.

Conference Call

After the market close on May 4, 2023, financial results for the Company’s fiscal year 2023 second quarter ended April 1, 2023, will be released and, at 4:30 p.m. ET, the Company’s senior management will hold a conference call to discuss its financial results and business outlook. The Company invites you to join the call by dialing 888-886-7786. If calling from outside the United States, please dial 416-764-8658. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through June 4, 2023. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 06112508.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing proprietary DTG2Go technology and innovation to customer supply chains. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations or in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:
Justin Grow, 864-232-5200 x6604
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	March 2023	March 2022	March 2023	March 2022

Net Sales	$110,335	$131,698	$217,630	$242,444
Cost of Goods Sold	94,126	98,176	187,798	185,919
Gross Profit	16,209	33,522	29,832	56,525

Selling, General and Administrative Expenses	19,298	19,714	38,168	37,197
Other Expense (Income), Net	2,265	(533)	(356)	(929)
Operating (Loss) Income	(5,354)	14,341	(7,980)	20,257

Interest Expense, Net	3,723	1,801	6,613	3,399

(Loss) Earnings Before (Benefit From) Provision For Income Taxes	(9,077)	12,540	(14,593)	16,858

(Benefit From) Provision For Income Taxes	(2,079)	2,414	(3,996)	3,062

Consolidated Net (Loss) Earnings	(6,998)	10,126	(10,597)	13,796

Net Loss (Income) Attributable to Non-Controlling Interest	6	11	40	(14)

Net (Loss) Earnings Attributable to Shareholders	$(6,992)	$10,137	$(10,557)	$13,782

Weighted Average Shares Outstanding
Basic	7,001	6,953	6,978	6,976
Diluted	7,001	7,040	6,978	7,063

Net (Loss) Earnings per Common Share
Basic	$(1.00)	$1.46	$(1.51)	$1.98
Diluted	$(1.00)	$1.44	$(1.51)	$1.95

	March 2023	September 2022	March 2022

Current Assets
Cash	$625	$300	$428
Receivables, Net	64,825	71,586	78,258
Inventories, Net	243,167	248,538	197,691
Prepaids and Other Assets	4,096	2,755	3,698
Total Current Assets	312,713	323,179	280,075

Noncurrent Assets
Property, Plant & Equipment, Net	70,739	74,109	73,208
Goodwill and Other Intangibles, Net	60,731	61,923	63,101
Deferred Income Taxes	1,342	1,342	1,069
Operating Lease Assets	56,174	50,275	45,785
Investment in Joint Venture	9,036	9,886	10,027
Other Noncurrent Assets	2,239	2,967	2,079
Total Noncurrent Assets	200,261	200,502	195,269

Total Assets	$512,974	$523,681	$475,344

Current Liabilities
Accounts Payable and Accrued Expenses	$84,652	$110,967	$90,661
Income Taxes Payable	671	379	1,754
Current Portion of Contingent Consideration	-	-	1,397
Current Portion of Finance Leases	8,843	8,163	7,447
Current Portion of Operating Leases	8,861	8,876	8,377
Current Portion of Long-Term Debt	8,962	9,176	7,277
Total Current Liabilities	111,989	137,561	116,913

Noncurrent Liabilities
Long-Term Taxes Payable	2,131	2,841	2,841
Deferred Income Taxes	337	4,310	-
Long-Term Finance Leases	17,483	16,776	16,592
Long-Term Operating Leases	48,804	42,721	39,427
Long-Term Debt	159,591	136,750	122,438
Other Noncurrent Liabilities	-	-	1,777
Total Noncurrent Liabilities	228,346	203,398	183,075

Common Stock	96	96	96
Additional Paid-In Capital	60,912	61,961	59,919
Equity Attributable to Non-Controlling Interest	(696)	(656)	(644)
Retained Earnings	156,043	166,600	160,642
Accumulated Other Comprehensive Gain (Loss)	180	141	(193)
Treasury Stock	(43,896)	(45,420)	(44,464)
Total Equity	172,639	182,722	175,356

Total Liabilities and Equity	$512,974	$523,681	$475,344